Exhibit No. 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Declares Cash Dividend
Burr Ridge, Illinois - (April 27, 2018) BankFinancial Corporation (Nasdaq – BFIN) announced that its Board of Directors declared a cash dividend of $0.09 per common share. The dividend will be payable on May 25, 2018 to stockholders of record on May 16, 2018.
BankFinancial Corporation is the holding company for BankFinancial, NA, a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2017, BankFinancial had total assets of $1.626 billion, total loans of $1.315 billion, total deposits of $1.340 billion and stockholders’ equity of $198 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234